Exhibit 99.1

Zyla Life Sciences Reports Second Quarter 2019 Financial Results

— First full quarter with seven products drove net product sales to $22.0 million—an increase of 196% from the second quarter 2018 —

— Net product sales guidance between $80 and $85 million for 2019 —

— SG&A and R&D expenses of $16.6 million for the second quarter 2019, comparable to second quarter of 2018 —

— Positive net cash flow of $1.7 million for the quarter ended June 30, 2019 —

Wayne, Penn. — August 13, 2019 — Zyla Life Sciences (OTCQX: ZCOR) (“Zyla”), a commercial-stage life sciences company, today reported financial results for the second quarter ended June 30, 2019 including net sales from commercial products: SPRIX® (ketorolac tromethamine) Nasal Spray, the SoluMatrix® products, VIVLODEX® (meloxicam), TIVORBEX® (indomethacin) and ZORVOLEX® (diclofenac), INDOCIN® (indomethacin) suppositories, INDOCIN® oral suspension and OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII.

“The second quarter was our first full period with sales from all seven of our products, including the five new products acquired at the end of January, which resulted in net product sales of $22.0 million, almost triple the second quarter 2018 results, and positive cash flow of $1.7 million,” said Bob Radie, president and chief executive officer of Zyla. “In addition, our second quarter sales and marketing, research and development and general and administrative costs remained in line with those expenses for the second quarter of 2018, demonstrating our ability to substantially increase our net product sales while keeping our expenses the same. With this second quarter performance, we believe that we are on track to achieve net product sales of between $80 and $85 million for 2019.”

2019 Second Quarter Highlights

•                  Appointed Dr. Gary M. Phillips to board of directors;

•                  Appointed Dr. H. Jeffrey Wilkins as chief medical officer; and

•                  Completed buyout of a royalty obligation associated with the SoluMatrix® products.

2019 Second Quarter Financial Results

•                  Cash Position: As of June 30, 2019, Zyla had cash and restricted cash totaling $12.5 million. Cash generated from operating activities for the three months ended June 30, 2019 was $2.6 million.

•                  Net Product Sales: Net product sales were $22.0 million for the three months ended June 30, 2019 compared to $7.4 million for the three months ended June 30, 2018. The increase was largely due to the addition of the five acquired products at the end of January 2019.

•                  Cost of Sales (excluding product rights amortization): Cost of sales was $14.2 million for the three months ended June 30, 2019 compared to $1.6 million for the three months ended June 30, 2018. The increase was driven by higher product sales as a result of the five new products acquired at the end of January, the revaluation of inventory in connection with the reorganization and the buyout of a royalty obligation associated with SoluMatrix products.

•                  G&A Expenses: General and administrative expenses were $7.4 million for the three months ended June 30, 2019 compared to $6.7 million for the three months ended June 30, 2018. The increase was attributable to administrative expense of $1.5 million which was partially offset by a decrease in post-marketing study fees related to ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII and OXAYDO, as well as a decrease in salary expense due to reduced headcount.

•                  S&M Expenses: Sales and marketing expenses were $9.1 million for the three months ended June 30, 2019 compared to $9.0 million for the three months ended June 30, 2018.

•                  R&D Expenses: Research and development expenses were essentially zero for the three months ended June 30, 2019 compared to $1.0 million for the three months ended June 30, 2018. This decrease was driven by a discontinuation of R&D programs that did not directly support the growth of Zyla’s commercial business.

•                  Interest Expense: Interest expense was $3.6 million for the three months ended June 30, 2019 compared to $3.8 million for the three months ended June 30, 2018.

•                  Net Loss: Net loss for the three months ended June 30, 2019 was $19.6 million compared to a net loss of $12.0 million for the three months ended June 30, 2018.

Earnings Conference Call Information

Zyla’s management will host a conference call to discuss the second quarter 2019 financial results today:

Date:	Tuesday, August 13, 2019
Time:	4:30 p.m. EDT
Webcast (live and archive):	zyla.com (Events & Webcasts, Investor page)
Dial-in numbers:	1-888-346-2615 (domestic)
1-412-902-4253 (international)
Replay numbers:	1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference number:	10134065

About Zyla Life Sciences

Zyla is a commercial life sciences business committed to bringing important products to patients and healthcare providers. The company is currently focused on marketing its portfolio of products for pain and inflammation. Zyla’s portfolio includes seven products: SPRIX® (ketorolac tromethamine) Nasal Spray, ZORVOLEX® (diclofenac), VIVLODEX® (meloxicam), TIVORBEX® indomethacin), INDOCIN® (indomethacin) suppositories, INDOCIN® oral suspension and OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII. To augment its product portfolio, Zyla is seeking to acquire additional product candidates or approved products to develop and commercialize.

For full prescribing information, boxed warnings and medication guides, please visit the following sites for each product: sprix.com, vivlodex.com, zorvolex.com, tivorbex.com,

and oxaydo.com. Prescribing information, the boxed warning and medication guide for INDOCIN suppositories and oral suspension can be found at dailymed.nlm.nih.gov.

Safe Harbor

Statements included in this press release that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the company’s ability to continue as a going concern; the impact of Zyla’s bankruptcy on its business going forward, including with regard to relationships with vendors and customers, employee attrition, and the costs and expenses resulting from its bankruptcy; the impact of the company’s acquisition of five products from Iroko Pharmaceuticals, Inc., including its assumption of related liabilities, potential exposure to successor liability and credit risk of Iroko and its affiliates; Zyla’s estimates regarding expenses, future revenues, capital requirements and needs for additional financing; the company’s current and future indebtedness; its ability to maintain compliance with the covenants in the company’s debt documents; the level of commercial success of Zyla’s products; coverage of the company’s products by payors and pharmacy benefit managers; Zyla’s ability to execute on its sales and marketing strategy, including developing relationships with customers, physicians, payors and other constituencies; the rate and degree of market acceptance of any of Zyla’s products; the success of competing products that are or become available; the entry of any generic products for any of the company’s products, or any delay in or inability to reformulate SPRIX; recently enacted and future legislation and regulations regarding the healthcare system; the accuracy of Zyla’s estimates of the size and characteristics of the potential markets for its products and its ability to serve those markets; the company’s failure to recruit or retain key personnel, including its executive officers; obtaining and maintaining intellectual property protection for Zyla’s products; the company’s ability to operate its business without infringing the intellectual property rights of others; Zyla’s ability to integrate and grow any businesses or products that it may acquire; the outcome of any litigation or disputes in which the company is or may be involved; general market conditions; and other risk factors set forth in Zyla’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Zyla makes with the SEC from time to time. While Zyla may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Media and Investor Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: ir@zyla.com
Tel: 484-259-7370

Consolidated Balance Sheets
(in thousands, except share and per share data)

(Unaudited)

	Successor	Predecessor
	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,054	$35,323
Marketable securities, available for sale	—	4,988
Accounts receivable, net	21,217	8,006
Inventory	14,585	2,639
Prepaid expenses and other current assets	2,181	2,715
Other receivables	160	846
Total current assets	50,197	54,517
Intangible assets, net	117,477	4,281
Restricted cash	400	400
Property and equipment, net	3,752	1,059
Right of use assets, net	1,577	—
Goodwill	58,747	—
Deposits and other assets	3,423	1,676
Total assets	$235,573	$61,933
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,011	$8,561
Accrued expenses	49,602	24,584
Debt - current, net	4,428	—
Acquisition-related contingent consideration	2,500	—
Other current liabilities	994	—
Total current liabilities	64,535	33,145
Debt - non-current portion, net	93,247	—
Acquisition-related contingent consideration	15,200	—
Deferred income tax liability	24	24
Credit agreement	3,953	—
Other liabilities	935	536
Total liabilities not subject to compromise	177,894	33,705

Liabilities subject to compromise	—	139,588

Stockholders’ equity (deficit):
Predecessor common stock—$0.001 par value; 275,000,000 shares authorized; 56,547,101 shares issued and outstanding at December 31, 2018	—	55
Successor common stock—$0.001 par value; 100,000,000 shares authorized; 9,360,968 shares issued and outstanding at June 30, 2019	9	—
Additional paid-in capital	87,806	276,569
Accumulated other comprehensive (loss) income	(10)	869
Accumulated deficit	(30,126)	(388,853)
Total stockholders’ equity (deficit)	57,679	(111,360)
Total liabilities and stockholders’ equity	$235,573	$61,933

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three months ended June 30,
(in thousands)	2019	2018	Change
Revenue
Net product sales	$22,034	$7,443	$14,591
Total revenue	22,034	7,443	14,591

Costs and Expenses
Cost of sales (excluding amortization of product rights)	14,172	1,565	12,607
Amortization of product rights	3,497	531	2,966
General and administrative	7,417	6,694	723
Sales and marketing	9,135	9,019	116
Research and development	4	999	(995)
Restructuring & other charges	648	—	648
Change in fair value of contingent consideration payable	2,700	—	2,700
Total costs and expenses	37,573	18,808	18,765
Loss from operations	(15,539)	(11,365)	(4,174)

Other (income) expense:
Change in fair value of warrant and derivative liability	—	(3,181)	3,181
Interest expense, net	3,636	3,804	(168)
Other (gain) loss	(135)	(25)	(110)
Loss (gain) on foreign currency exchange	—	—	—
Total other (income) expense	3,501	598	2,903
Reorganization items	603	—	603
Loss after reorganization charges and before provision (benefit) for income taxes	(19,643)	(11,963)	(7,680)
Provision (benefit) for income taxes	—	—	—
Net loss	$(19,643)	$(11,963)	$(7,680)